                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by
    Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                                 PACKETEER, INC.
                (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                                PACKETEER, INC.
                         10495 NORTH DE ANZA BOULEVARD
                              CUPERTINO, CA 95014
                                 (408) 873-4400
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2000
                            ------------------------

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Packeteer, Inc., a Delaware corporation ("Packeteer" or the "Company"), will be held on Wednesday, May 24, 2000 at 10:00 a.m., Pacific Standard Time, at the Hilton Garden Inn, 10741 Wolfe Road, Cupertino, CA 95014, for the following purposes:

     1. To elect two directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

     2. To ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2000; and

     3. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

     The foregoing matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed the close of business on April 10, 2000 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. Only stockholders of record of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any stockholder attending the meeting may vote in person even if he or she returned a proxy. However, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                          /s/ DAVID C. YNTEMA

                                          David C. Yntema
                                          Secretary

Cupertino, California
April 17, 2000

                                PACKETEER, INC.
                         10495 NORTH DE ANZA BOULEVARD
                              CUPERTINO, CA 95014
                                 (408) 873-4400
                            ------------------------

                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of Packeteer, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 24, 2000 at 10:00 a.m., Pacific Standard Time, at the Hilton Garden Inn, 10741 North Wolfe Road, Cupertino, California 95014, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Packeteer's principal executive offices are located at 10495 North De Anza Boulevard, Cupertino, California 95014. Packeteer's telephone number at that location is (408) 873-4400.

     The Company intends to mail this proxy statement and accompanying proxy card on or about April 17, 2000 to all stockholders entitled to vote at the meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARE OWNERSHIP

     Stockholders of record at the close of business on April 10, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 27,106,943 shares of the Company's common stock ("Common Stock") were issued and outstanding and held of record by approximately 225 stockholders.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Packeteer (attention:
David C. Yntema, Secretary) a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     Each share of Common Stock outstanding on the Record Date is entitled to one vote. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted by the Company as present at the meeting. Abstentions will also be counted by the Company in determining the total number of votes cast with respect to a proposal (other than the election of directors). Broker non-votes will not be counted in determining the number of votes cast with respect to a proposal.

     The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile. In addition, Packeteer may retain the services of one or more firms to assist in the solicitation of proxies, for an estimated fee of $5,000 plus reimbursement of expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

STOCKHOLDER PROPOSALS

     To be included in the proxy statement and form of proxy relating to the 2001 Annual Meeting, a stockholder proposal must be received by David C. Yntema, Secretary, Packeteer, Inc., 10495 North De Anza Boulevard, Cupertino, California 95014 no later than December 19, 2000. In addition, the proxy solicited by the Board of Directors for the 2001 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at the Annual Meeting unless the Company receives notice of such proposal not later than February 15, 2001.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

     Our Board is divided into three classes with staggered three year terms. The number of directors is determined from time to time by the Board and is currently fixed at seven (7) members. A single class of directors is elected each year at the Annual Meeting. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third Annual Meeting after his election or until his successor has been elected and duly qualified.

     Two directors are to be elected at this Annual Meeting to serve until the 2003 Annual Meeting, or until their successors are elected and duly qualified. In the event either nominee is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or the Board may be reduced in accordance with our bylaws. The Board has no reason to believe that the persons named will be unable or unwilling to serve as nominees or as directors if elected.

     Unless otherwise instructed, the proxyholders will vote the proxies received by them FOR the nominees named below.

     Set forth below is certain information concerning the nominees and the other incumbent directors:

DIRECTORS TO BE ELECTED AT THE 2000 ANNUAL MEETING

     Peter T. Morris, age 43, has served as a Director of Packeteer since September 1996. Mr. Morris is a general partner at New Enterprise Associates where he has been employed since 1992. Prior to joining New Enterprise Associates, Mr. Morris held positions at Telebit Corp., a networking company, Montgomery Securities and Bain and Company, an international strategy consulting firm. Mr. Morris serves as a Director of Accelerated Networks, Actelis Networks, Gadzoox Microsystems, Inc., iAsia Works (formerly AUNET), LoanCity.com, LuxN, Mayan Networks, Network Photonics, Packetcom, Tiara Networks, Virata Ltd and Yipes. Mr. Morris received a B.S. in electrical engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

     Robert L. Packer, age 40, a co-founder of Packeteer, has served as Chief Technical Officer and a Director of Packeteer since its inception. From 1987 to January 1996, Mr. Packer was an independent consultant, developing telecommunications and networking technologies, including protocols for the Ricochet microcellular wireless network for Metricom, Inc., a wireless Internet networking company, OSI protocols for IBM Corporation and a high-performance packet switch for British Telecom North America, a telecommunications company. Mr. Packer holds a B.A. in philosophy and political science from Swarthmore College.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

     Brett D. Galloway, age 36, a co-founder of Packeteer, has served as Chief Operating Officer, Vice President, Engineering and a Director of Packeteer since its inception. Mr. Galloway also served as Chief Financial Officer of Packeteer from its inception in 1996 to January 1999. Prior to founding Packeteer, Mr. Galloway served as Director of Engineering at Metricom, Inc. from November 1994 through February 1996 and as Director of Software Engineering at Metricom from October 1990 to November 1994. Mr. Galloway holds a B.S. and an M.S. in electrical engineering from Stanford University.

     William R. Stensrud, age 49, has served as a Director of Packeteer since July 1997. Mr. Stensrud has been a general partner at the venture capital investment firm of Enterprise Partners since January 1997. Previously, from February 1992 to March 1996, Mr. Stensrud served as President and Chief Executive Officer of Primary Access Corporation. Mr. Stensrud is a director of several public and privately held companies, including RhythmsNet Connections, GlobeSpan, Inc., Paradyne Networks, Inc., and Juniper Networks, Inc. Mr. Stensrud holds a B.S. in electrical engineering and computer science from the Massachusetts Institute of Technology.

DIRECTORS WHOSE TERMS EXPIRE IN 2002

     Craig W. Elliott, age 39, has served as President, Chief Executive Officer and a Director of Packeteer since April 1996. From January 1991 to March 1996, Mr. Elliott served as International General Manager of Apple Computer, Inc.'s Online Internet Division, where he managed Apple's Internet and online business in more than 80 countries. From November 1987 to May 1994, Mr. Elliott served as Apple's Product Business Manager in charge of Networking and Communication Products. Mr. Elliott holds a B.S. in animal science from Iowa State University.

     Steven J. Campbell, age 58, has served as Chairman of the Board of Packeteer since its inception and served as Packeteer's Chief Executive Officer from January 1996 through April 1996. Mr. Campbell was a founder of StrataCom, Inc., a network switching equipment company which was acquired by Cisco Systems in July 1996, where he was employed from 1986 through 1991 initially as Chief Executive Officer and then as Vice President of Engineering and finally as Vice President of Operations. He headed the PBX development at Rolm Communications, Inc., a telecommunications company, from 1978 through 1983. He is a Director of Air Flash, Inc., a wireless portal company. Mr. Campbell holds a B.S. in electrical engineering from Oregon State University and an M.S. in electrical engineering from Santa Clara University.

     Joseph A. Graziano, age 56, has served as a Director of Packeteer since February 1996. From June 1989 to December 1995, Mr. Graziano was the Executive Vice President and Chief Financial Officer of Apple Computer, Inc. and was a member of the Board of Directors of Apple Computer, Inc. from June 1993 until October 1995. Prior to this, Mr. Graziano held a variety of positions, including Chief Financial Officer of Sun Microsystems, Inc. and Chief Financial Officer of Apple Computer, Inc. In addition, he has held accounting positions with Rolm Communications, Inc., Intel Corporation and various other technology companies in the Silicon Valley. Mr. Graziano serves as a Director of Carrier Access Corporation, Pixar, Inc. and Talk City, Inc. Mr. Graziano holds a B.S. in accounting from Merrimack College and is a certified public accountant.

BOARD MEETINGS AND COMMITTEES

     Our Board met nine times during 1999. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee. All directors attended more than 75% of the meetings of the Board and the meetings of the committees of the Board on which they served.

     The Audit Committee currently consists of Messrs. Campbell, Graziano and Morris and met two times during 1999. The Audit Committee recommends the firm to be appointed as independent auditors to audit our financial statements, discusses the scope and results of the audit with the independent auditors, reviews with our management and the independent auditors our interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures and reviews the non-audit services to be performed by our independent auditors.

     The Compensation Committee currently consists of Messrs. Campbell, Graziano and Morris and met three times during 1999. The Compensation Committee reviews and recommends the compensation arrangements for our management and administers our stock option plans.

     The Nominating Committee currently consists of Messrs. Campbell, Stensrud and Morris and did not meet during 1999. The Nominating Committee recommends the nomination of candidates to serve on the Board of the Company.

DIRECTOR COMPENSATION

     Directors do not currently receive any cash compensation from the Company for their service as members of the Board. Under the Automatic Option Grant Program in effect under the Company's 1999 Stock Incentive Plan (the "1999 Plan"), each individual who was serving as a non-employee Board member on the July 27, 1999 effective date of such program was automatically granted at that time an option to purchase 3,000 shares of Common Stock, provided such person had not previously been in the Company's employ. Each individual who first joins the Board as a non-employee director any time after July 27, 1999 will also receive, at the time of such initial election or appointment, an automatic option grant, to purchase 12,000 shares of

Common Stock, provided such person has not previously been in the Company's employ. In addition, on the date of each annual stockholders meeting, beginning with the 2000 Annual Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not such individual is standing for re-election at that particular Annual Meeting, will be granted an option to purchase 3,000 shares of Common Stock, provided such individual has not received an option grant under the Automatic Option Grant Program within the preceding six months. Each grant under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of the Company's Common Stock on the grant date, and will have a maximum term of 10 years, subject to earlier termination should optionee cease to serve as a Board member.

     The shares subject to each 12,000-share option grant will vest in a series of six (6) successive equal semi-annual installments upon the optionee's completion of each six months of Board service over the thirty-six (36) month period measured from the date of grant. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a Board member. The shares subject to each 3,000-share option grant will be fully vested when granted.

     The current non-employee Board members, Messrs. Campbell, Graziano, Morris and Stensrud, each received an automatic option grant on July 27, 1999 for 3,000 shares of the Company's Common Stock. The exercise price per share in effect under each such option was $15.00, the fair market value per share of Common Stock on the grant date, and the options were fully vested when granted.

     Under the terms of indemnification agreements with each of the Company's directors, the Company is obligated to indemnify each director against certain claims and expenses for which the director might be held liable in connection with past or future service on the Board. In addition, the Company's Certificate of Incorporation provides that, to the greatest extent permitted by the Delaware General Corporation Law, its directors shall not be liable for monetary damages for breach of fiduciary duty as a director.

VOTE REQUIRED

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD

     The Board recommends that the stockholders vote FOR election of each of the nominees listed above.

                               EXECUTIVE OFFICERS

     The executive officers of the Company and certain information about them as of March 31, 2000 are listed below:

Craig Elliott..............   39    President and Chief Executive Officer and Director
Brett D. Galloway..........   36    Vice President, Engineering, Chief Operating Officer and
                                    Director
Robert L. Packer...........   40    Chief Technical Officer and Director
Todd J. Krautkremer........   40    Vice President, Marketing
Herbert R. Shattuck........   43    Vice President, Business Development
Neil A. Sundstrom..........   47    Vice President, Worldwide Sales
David C. Yntema............   55    Chief Financial Officer and Secretary

     Craig W. Elliott has served as President, Chief Executive Officer and a Director of Packeteer since April 1996. From January 1991 to March 1996, Mr. Elliott served as International General Manager of Apple Computer, Inc.'s Online Internet Division, where he managed Apple's Internet and online business in more than 80 countries. From November 1987 to May 1994, Mr. Elliott served as Apple's Product Business Manager in charge of Networking and Communication Products. Mr. Elliott holds a B.S. in animal science from Iowa State University.

     Brett D. Galloway a co-founder of Packeteer, has served as Chief Operating Officer, Vice President, Engineering and a Director of Packeteer since its inception. Mr. Galloway also served as Chief Financial Officer of Packeteer from its inception in 1996 to January 1999. Prior to founding Packeteer, Mr. Galloway served as Director of Engineering at Metricom, Inc. from November 1994 through February 1996 and as Director of Software Engineering at Metricom from October 1990 to November 1994. Mr. Galloway holds a B.S. and an M.S. in electrical engineering from Stanford University.

     Robert L. Packer a co-founder of Packeteer, has served as Chief Technical Officer and a Director of Packeteer since its inception. From 1987 to January 1996, Mr. Packer was an independent consultant, developing telecommunications and networking technologies, including protocols for the Ricochet microcellular wireless network for Metricom, Inc., a wireless Internet networking company, OSI protocols for IBM Corporation and a high-performance packet switch for British Telecom North America, a telecommunications company. Mr. Packer holds a B.A. in philosophy and political science from Swarthmore College.

     Todd J. Krautkremer has served as Vice President, Marketing for Packeteer since January 1999. From October 1990 through December 1998, Mr. Krautkremer held various positions at Sync Research, a networking company, with his most recent position being Vice President of Strategic Marketing. Mr. Krautkremer holds a B.S. in computer science from St. Cloud State University.

     Herbert R. Shattuck has served as Vice President of Business Development since February 2000. From January 1999 to January 2000, Mr. Shattuck served as Vice President of Sales for Altitude Software, a customer relationship management (CRM) software company. From April 1997 to January 1999, Mr. Shattuck served as General Manager, Western Region for Aspect Communications, a CRM distributor and service provider. From June 1996 to April 1997, Mr. Shattuck served as Vice President, Eastern Region Sales for GeoTel Communications, Inc., a telecommunications company. From January 1986 to June 1996, Mr. Shattuck served in various roles at Siemens Rolm Communications, a networking company, with his most recent position being General Manager, Network Systems Group. Mr. Shattuck holds a B.S. in marketing from Fairleigh Dickenson University.

     Neil A. Sundstrom has served as Vice President, Worldwide Sales for Packeteer since June 1998. From September 1997 to May 1998, Mr. Sundstrom served as Vice President of International Sales for Packeteer. From October 1994 to September 1997, Mr. Sundstrom served as Vice President of 3Com Corporation's Network Service Provider Division (known as Primary Access prior to its 1995 acquisition by 3Com). From January 1990 to September 1994, Mr. Sundstrom served as Intercontinental Area Manager for SynOptics Communications, Inc., a networking company. Mr. Sundstrom serves as a Director of Perle Systems, a publicly held company. Mr. Sundstrom holds a B.A. in psychology from Simon Fraser University, British Columbia.

     David C. Yntema has served as Chief Financial Officer and Secretary of Packeteer since January 1999. From May 1994 through August 1998, Mr. Yntema served as Chief Financial Officer and Vice President, Finance and Administration of VIVUS, Inc., a pharmaceutical company. Prior to joining VIVUS, Mr. Yntema served as Chief Financial Officer for EO, Inc., a handheld computer company, MasPar Computer Corporation, a massively parallel computer company, and System Industries, a storage subsystem company and has held a variety of other financial management positions. Mr. Yntema holds a B.A. in economics and business administration from Hope College, a M.B.A. from the University of Michigan and is a certified public accountant.

     Our officers are elected by the Board on an annual basis and serve until their successors have been duly elected and qualified.

     There are no family relationships among any of the directors or executive officers of the Company.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth compensation information with respect to the compensation received for services rendered to the Company by its current Chief Executive Officer and each of the four other most highly compensated executive officers for the year ended December 31, 1999, whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                         ------------
                                                          ANNUAL                          SECURITIES
                                                       COMPENSATION                       UNDERLYING
                                                    -------------------   OTHER ANNUAL     OPTIONS
        NAME AND PRINCIPAL POSITION          YEAR    SALARY     BONUS     COMPENSATION    GRANTED(#)
        ---------------------------          ----   --------   --------   ------------   ------------
Craig W. Elliott...........................  1999   $185,800   $ 34,375     $    --        250,000
  President and Chief Executive Officer      1998    150,033         --          --             --
William E. Klaus(1)........................  1999    241,970     84,656(2)        --            --
  Vice President, Business Development       1998    143,783     69,912(2)    50,000(5)     50,000
Todd J. Krautkremer(3).....................  1999    165,000     27,000       6,350(6)     325,000
  Vice President, Marketing                  1998         --         --          --             --
Neil A. Sundstrom..........................  1999    100,000    317,447(2)        --        62,500
  Vice President, Worldwide Sales            1998    100,058    117,377(2)        --            --
David C. Yntema(4).........................  1999    166,186     20,625          --        275,000
  Chief Financial Officer                    1998         --         --          --             --

---------------
(1) Mr. Klaus resigned as Vice President, Business Development in October 1999.

(2) Represents commissions paid.

(3) Mr. Krautkremer joined Packeteer in January 1999.

(4) Mr. Yntema joined Packeteer in January 1999.

(5) Represents the difference between the fair market value and exercise price of options exercised in 1998.

(6) Represents relocation reimbursement.

                       OPTION GRANTS IN FISCAL YEAR 1999

     The following table sets forth option grants for the year ended December 31, 1999 to Packeteer's Chief Executive Officer and each of the four other most highly compensated executive officers for the year ended December 31, 1999, whose salary and bonus exceeded $100,000.

                               NUMBER OF      PERCENT OF
                               SECURITIES   TOTAL OPTIONS                              PRICE APPRECIATION
                               UNDERLYING     GRANTED TO                               FOR OPTION TERM(3)
                                OPTIONS      EMPLOYEES IN    EXERCISE   EXPIRATION   ----------------------
            NAME                GRANTED     FISCAL YEAR(1)   PRICE(2)      DATE         5%          10%
            ----               ----------   --------------   --------   ----------   --------    ----------
Craig W. Elliott.............  250,000(4)        14.0%        $3.50      02/23/09    $550,283    $1,394,525
William E. Klaus.............         --           --            --            --          --            --
Todd J. Krautkremer..........  325,000(4)        18.2          3.50      01/03/09     715,368     1,812,882
Neil A. Sundstrom............   62,500(4)         3.5          3.50      02/23/09     137,571       348,631
David C. Yntema..............  275,000(4)        15.4          3.50      01/07/09     605,311     1,533,977

---------------
(1) Based on an aggregate of 1,787,500 options granted to employees, consultants and directors during the year ended December 31, 1999.

(2) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board.

(3) The potential realizable value is calculated based on the term of the option on the date of grant, which is ten years. It is calculated assuming that the fair market value of Packeteer's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(4) Option was granted under Packeteer's 1999 Plan. All shares under the option are immediately exercisable; however, unvested shares are subject to repurchase. The shares underlying the option vest in the following manner:
    25% of the shares vest twelve (12) months from the date of grant and the remainder vest in thirty-six (36) equal monthly installments thereafter.

                    OPTION EXERCISES IN FISCAL YEAR 1999 AND
                       FISCAL YEAR-END 1999 OPTION VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning option exercises for the fiscal year ended December 31, 1999 and exercisable and unexercisable options held as of December 31, 1999.

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS
                         SHARES                               YEAR-END                AT FISCAL YEAR-END(2)
                       ACQUIRED ON       VALUE      ----------------------------   ---------------------------
        NAME            EXERCISE      REALIZED(1)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------    -----------   -----------    -------------   -----------   -------------
Craig W. Elliott.....        --               --      250,000(3)        --         $16,375,000        --
William E. Klaus.....        --               --       50,000(4)        --           3,275,000        --
Todd J.
  Krautkremer........        --               --      325,000(3)        --          21,287,500        --
Neil A. Sundstrom....    15,625(5)    $1,023,438       46,875(3)        --           3,070,313        --
David C. Yntema......        --               --      275,000(3)        --          18,012,500        --

---------------
(1) Based on a value of $69.00 per share, the closing price of Packeteer's Common Stock on the Nasdaq National Market on December 31, 1999 less the exercise price paid for those shares.

(2) Based on a value of $69.00 per share, the closing price of Packeteer's Common Stock on the Nasdaq National Market on December 31, 1999 less the exercise price paid for those shares.

(3) All options are immediately exercisable; however, unvested shares are subject to repurchase. The options underlying the shares vest in the following manner: 25% of the shares vest twelve (12) months following the date of grant and the remainder of the shares vest in thirty-six (36) equal monthly installments thereafter.

(4) Mr. Klaus' options were fully vested as of December 31, 1999.

(5) As of December 31, 1999, all 15,625 shares acquired by Mr. Sundstrom were subject to a right of repurchase by Packeteer at the exercise price if Mr. Sundstrom's employment is terminated. The repurchase option on these shares lapsed on February 24, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 29, 2000 of (i) each person known to Packeteer to beneficially own more than 5% of the Common Stock, (ii) each director or director nominee of Packeteer, (iii) each executive officer of Packeteer for whom information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all directors and executive officers of Packeteer as a group.

                                                                           COMMON STOCK
                                                              ---------------------------------------
                                                                  NUMBER OF
                                                                   SHARES
                                                              BENEFICIALLY HELD   PERCENT OF CLASS(1)
                                                              -----------------   -------------------
Peter T. Morris.............................................      3,303,620              12.2%
  New Enterprise Associates(2)
  2490 Sand Hill Road
  Menlo Park, CA 94025
BG Services Ltd.............................................      2,538,071               9.4
  6 Minden Place
  St. Helier
  Channel Islands, JE 24WQ
Craig W. Elliott(3).........................................      1,134,000               4.1
Brett D. Galloway(4)........................................      2,122,800               7.8
Robert L. Packer(5).........................................      1,921,300               7.1
Todd J. Krautkremer(6)......................................        276,182               1.0
Neil A. Sundstrom(7)........................................        163,500                 *
David C. Yntema(8)..........................................        253,500                 *
Steven J. Campbell(9).......................................      1,241,620               4.6
Joseph A. Graziano(10)......................................        560,656               2.1
William R. Stensrud(11).....................................         35,489                 *
All directors and officers as a group (11 persons)(12)......     11,012,667              39.5

---------------
  *  Less than 1%.

 (1) As of February 29, 2000, we had outstanding 27,142,924 shares of Common Stock. The persons named in this table have sole voting power with respect to all shares of Common Stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock, which that person could purchase by exercising outstanding options and options which will become exercisable within 60 days of February 29, 2000, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each person listed on the table is c/o Packeteer, Inc., 10495 N. De Anza Boulevard, Cupertino, California 95014.

 (2) Includes 3,187,400 shares held by New Enterprise Associates VII, Limited Partnership. Also includes 113,220 shares held by Mr. Morris and 3,000 shares of Common Stock issuable upon exercise of immediately exercisable options. Voting and dispositive power over the shares are held by all of the general partners of New Enterprise Associates. Mr. Morris is a general partner at New Enterprise Associates, and as such he may be deemed to share voting and investment power with respect to such shares. However, Mr. Morris disclaims beneficial ownership of all such shares.

 (3) Includes 250,000 shares of Common Stock issuable upon exercise of immediately exercisable options. Includes 100,000 shares held by the Elliott Children's Trust, of which Mr. Elliott is Trustee.

 (4) Includes 62,500 shares of Common Stock issuable upon exercise of immediately exercisable options.

 (5) Includes 62,500 shares of Common Stock issuable upon exercise of immediately exercisable options.

 (6) Includes 275,000 shares of Common Stock issuable upon exercise of immediately exercisable options.

 (7) Includes 46,875 shares of Common Stock issuable upon exercise of immediately exercisable options. Also includes 62,500 shares of common stock subject to Packeteer's right of repurchase. Includes 3,000 shares held by Neil Sundstrom, as Custodian under the California Uniform Transfers to Minors Act, for the benefit of Eric John Sundstrom and Lee Roland Sundstrom until age 18.

 (8) Includes 250,000 shares of Common Stock issuable upon exercise of immediately exercisable options.

 (9) Includes 1,238,620 shares held by the Campbell 1984 Revocable Trust U/A 2/12/84 UT, of which Mr. Campbell is Trustee. Also includes 3,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Campbell.

(10) Includes 2,084 shares of Common Stock subject to Packeteer's right of repurchase. Also includes 3,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Graziano.

(11) Includes 27,615 shares held by Blue Goose, LP controlled by Mr. Stensrud and his wife. Also includes 3,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Stensrud.

(12) Includes 958,875 shares of Common Stock issuable upon exercise of immediately exercisable options. Also includes 62,500 shares of Common Stock subject to Packeteer's right of repurchase.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to the Company's executive officers under the Company's 1999 Plan.

     The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

     General Compensation Policy. The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of annual financial performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary.

     The Company retains the services of an independent compensation consulting firm to advise the Compensation Committee as to how the Company's executive compensation levels compare to those of companies within and outside of the industry.

     Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the 1999 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     Base Salary. In setting base salaries, the Compensation Committee reviewed published compensation survey data for its industry. The Compensation Committee also identified a group of companies for comparative compensation purposes for which it reviewed detailed compensation data incorporated into their proxy statements. This group was comprised of approximately nine companies. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is adjusted each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company's performance and profitability may also be a factor in determining the base salaries of executive officers.

     Annual Incentives. The annual incentive bonus for the Chief Executive Officer is based on a percentage of his base pay (18.5% for the 1999 fiscal year) which was adjusted to reflect the actual financial performance of the Company as measured in terms of revenue with additional consideration given to attainment of individual goals. The other executive officers of the Company are also awarded annual incentive bonuses equal to a percentage of base salary
(12 - 25% for fiscal 1999) on the basis of the Company's performance to plan as measured in terms of revenue with additional consideration given to attainment of individual goals. Commissions paid to Messrs. Klaus and Sundstrom are not part of this annual incentive bonus program. Based on the Company's performance for fiscal year 1999, bonuses were awarded to the executive officers named in the Summary Compensation Table in the indicated amounts.

     Long Term Incentives. Generally, stock option grants are made annually by the Compensation Committee to each of the Company's executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the fair market value on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in a series of installments over a 4-year period, contingent upon the officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

     CEO Compensation. In setting the total compensation payable to the Company's Chief Executive Officer for the 1999 fiscal year, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of the companies in the surveyed group, while at the same time assuring that a significant percentage of compensation was tied to Company performance and stock price appreciation.

     The Compensation Committee adjusted Mr. Elliott's base salary for the 1999 fiscal year in recognition of his personal performance and with the objective of maintaining his base salary at a competitive level when compared with the base salary levels in effect for similarly situated chief executive officers. With respect to Mr. Elliott's base salary, it is the Compensation Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the 1999 fiscal year, Mr. Elliott's base salary was approximately at the median of the base salary levels of other chief executive officers at the surveyed companies.

     The remaining components of Mr. Elliott's 1999 fiscal year compensation, however, were primarily dependent upon corporate performance. Mr. Elliott was eligible for a cash bonus for the 1999 fiscal year conditioned on the Company's attainment of revenue goals, with additional consideration to be given to individual business plan objectives. A $34,375 bonus was paid to him for fiscal 1999 on the basis of attainment of goals. The Compensation Committee awarded stock options to Mr. Elliott in fiscal 1999 in order to provide him with an equity incentive to continue contributing to the financial success of the Company. The options will have value for Mr. Elliott only if the market price of the underlying option shares appreciates over the market price in effect on the date the grant was made.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 1999 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for fiscal 1999 will exceed that limit. The Company's 1999 Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                                     Steve Campbell
                                                     Joseph Graziano
                                                     Peter Morris

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors currently consists of Messrs. Campbell, Graziano and Morris. Neither of these individuals was an officer or employee of the Company at any time during the 1999 fiscal year or at any other time.

     No current executive officer of the Company has ever served as a member of the Board or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board or Compensation Committee.

                            STOCK PRICE PERFORMANCE

     The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the NASDAQ National Index and the Standard and Poors 500 Index.
[PERFORMANCE GRAPH]

                                                     PACKETEER, INC.          NASDAQ NATIONAL INDEX           S&P 500 INDEX
                                                     ---------------          ---------------------           -------------
7/28/99                                                    100                         100                         100
9/30/99                                                    121                         102                          94
12/31/99                                                   250                         151                         108

---------------
(1) The graph covers the period from July 28, 1999, the commencement date of the Company's initial public offering of shares of its Common Stock, to December 31, 1999.

(2) The graph assumes that $100 was invested in the Company on July 28, 1999, in the Company's Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

                            EMPLOYMENT ARRANGEMENTS

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     We do not presently have any employment contracts in effect with the Chief Executive Officer. We provide incentives such as salary, benefits and option grants to attract and retain qualified employees.

     In the event of a change of control, Mr. Yntema, our Chief Financial Officer, and Mr. Krautkremer, our Vice President, Marketing, will each receive his base salary and bonus for one year.

     In the event that Packeteer is acquired by merger or asset sale, the Compensation Committee will have the authority to grant options which will immediately vest upon an acquisition of Packeteer, whether or not those options are assumed by the successor corporation. The Compensation Committee is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of Packeteer. This accelerated vesting shall take place whether that change of control is by merger or asset sale, or successful tender offer for more than 50% of the outstanding voting stock or a change in the majority of the board by reason of one or more contested elections for board membership. This vesting shall occur either at the time of such change in control or upon the subsequent termination of the individual's service within a designated period following such change in control. This designated period shall not exceed 18 months. Some of the options incorporated from the Predecessor Plan will immediately vest upon an acquisition of Packeteer by merger or asset sale, as if they had been held for two times the length of the time they had actually been held by the optionee, and the options will terminate unless assumed by, and Packeteer's repurchase rights are assigned to, the successor entity. In addition, certain options granted to executive officers provide that if the options are assumed in an acquisition and the optionee's service is involuntarily terminated within eighteen months following such acquisition the option shares will vest in full and Packeteer's repurchase rights will lapse. The Compensation Committee will have the discretion to extend the acceleration provisions of the 1999 Plan to options outstanding under the 1996 Equity Incentive Plan.

                                PROPOSAL NO. 2:

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     KPMG LLP has served as our independent auditors since January 1996 and has been selected by our Board as our independent auditors for the year ending December 31, 2000. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, management will review its future selection of auditors.

     Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

     Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as the independent auditors for the current year.

REQUIRED VOTE

     The ratification of the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2000 requires the affirmative vote of the holders of a majority of the shares of our Common Stock present at the annual meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as Packeteer's independent auditors for the fiscal year ending December 31, 2000.

                              CERTAIN TRANSACTIONS

     We have entered into indemnification agreements with each of our directors and officers that may, in some cases be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the directors and officers against certain liabilities, other than liabilities arising from willful misconduct of a culpable nature, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the directors and officers as a result of any proceeding against them as to which they could be indemnified. We have a directors' and officers' insurance policy to cover our obligations under these agreements.

     All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The members of the Board, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1999 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1999 Fiscal Year, the Company believes that all reporting requirements under
Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

                                 ANNUAL REPORT

     A copy of the Annual Report of the Company for the 1999 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                                   FORM 10-K

     The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 23, 1999. Stockholders may obtain a copy of this report, without charge, by writing to David C. Yntema, Secretary of the Company, at the Company's principal executive offices located at 10495 North De Anza Boulevard, Cupertino, California 95014

                                          By Order of the Board of Directors

                                          /s/ DAVID C. YNTEMA

                                          David C. Yntema
                                          Secretary

Cupertino, California
April 17, 2000

1878-PS-2000

EXHIBIT A


This Proxy is solicited on behalf of the Board of Directors


                                 PACKETEER, INC.


                       2000 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 24, 2000


        The undersigned stockholder(s) of Packeteer, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2000 Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2000, and hereby appoints Craig W. Elliott and David C. Yntema, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of Packeteer Corporation to be held May 24, 2000, at 10:00 a.m., Pacific Standard Time, at the Hilton Garden Inn, 10741 North Wolfe Road, Cupertino, California, 95014, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side:

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

        PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
   SIDE                                                             SIDE


                                                                                          FOR  AGAINST  ABSTAIN
[X] Please mark                                  2. Ratification of the appointment of
    vote as in                                      KPMG LLP as independent auditors      [ ]     [ ]     [ ]
    this example
                                                 3. In their discretion, the proxies are
                                                    authorized to vote upon
   1. Election of Directors to serve until 2003.    any other business that may properly
      Nominees: Peter Morris and Robert Packer      come before the meeting.


          FOR              WITHHELD
          [ ]                [ ]
   [ ]
      -----------------------------------------
      For both nominees except as noted above

                                        MARK HERE FOR ADDRESS CHANGE AND NOTE AT
                                        LEFT [ ]

                                        Please sign exactly as your name appears hereon. Joint owners each should sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:                   Date:     Signature:                          Date:

------------------------   --------    --------------------------------  ------